FOR IMMEDIATE RELEASE

Kingstone Announces 2022 Third Quarter Financial Results

Provides Business Update; Announces Suspension of Dividend

Kingston, NY — November 14, 2022 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2022. The Company will host a conference call for analysts and investors on November 15, 2022, at 8:30 a.m. Eastern Time, as previously announced on October 17, 2022.

2022 Third Quarter Financial and Operational Highlights
(All results are compared to prior year quarterly period unless otherwise noted)

- Operating loss per share[1] of $(0.35) compared to $(1.02)
- Unrealized losses on equity securities and other investments, net of tax of $(0.13) per share compared to $(0.06) per share
- Realized gains on investments, net of tax of $0.10 per share compared to $0.08 per share
- Accumulated Other Comprehensive Loss increased by $3.9 million or $0.37 per share for the three months ended September 30, 2022
- Net loss per share of $(0.38) compared to $(1.01)
- Book value per share of $3.65 compared to $7.43 at September 30, 2021
- Adjusted book value per share[1] of $5.15 compared to $6.85 at September 30, 2021
- Direct written premiums[1] grew by 11.7% to $54.6 million
- Net premiums earned decreased 20.2% to $29.4 million due to the inception of a 30% personal lines quota share treaty on December 30, 2021
- Net loss ratio of 75.0% compared to 97.1% due to reduced catastrophe events
- Net underwriting expense ratio decreased to 36.9% from 39.3%
- Net combined ratio decreased to 111.9% from 136.4% driven by the decrease in the loss ratio.

[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone's Chairman and Chief Executive Officer, elaborated on the Company's results:

"While our financial results were impacted by the ongoing inflationary environment, which has been especially challenging for highly regulated companies like Kingstone, this quarter marked an important milestone in our Company's transformation journey as we successfully completed our Kingstone 2.0 plan. It is a testament to the dedication of our team that after three years of hard work and significant investments, we are now well-positioned to provide a product to better select, better underwrite and price, and better manage our risks on an efficient single platform. In our new Select business, early signs are already exceeding our expectations as claim frequencies are almost 20% lower than what we experienced for new business in our legacy product for the same period last year. While our net earnings and book value declined primarily due to the continuing impact of inflation, our adjusted book value per share[1] for the quarter was $5.15. We recognize that our transformation is not yet reflected in our financial results; however, these early indications that our strategy is working make us optimistic that the changes we have invested in will put us back on the path to profitability and drive enhanced value for our stockholders."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"In the midst of a challenging macro environment, we remained focused on operating with financial discipline, reducing expenses across the business by 2.4 points in the quarter and almost 4 points on a year-to-date basis. We are pleased that our cost cutting measures are taking hold and are actively working to drive further expense reduction, including through the retirement of our legacy systems."

Business Update

With the assistance of outside financial advisors, management has been and continues to explore a number of financing and other options to refinance certain senior unsecured Notes that will become due on December 30, 2022. Subject to regulatory requirements, Kingstone can also receive dividends or loans from its insurance subsidiary, Kingstone Insurance Company, that could be utilized to repay a portion of the Notes.

In order to preserve capital to potentially help fund this refinancing and the resulting debt service requirements, the Kingstone Board of Directors has determined to suspend the Company's quarterly common stock dividend effective immediately. Any refinancing will result in borrowing costs at a higher interest rate than for the maturing notes. The Company anticipates cash savings of $1.7 million on an annual basis from the dividend suspension. The Board of Directors will continue to evaluate the Company's dividend policy on a regular basis, including based on any contractual restrictions imposed in connection with any debt refinancing.

Mr. Goldstein continued, "While we are continuing to work diligently to fully realize the benefits of our transformation and return the Company to profitability, the upcoming refinancing and our desire to maintain financial flexibility has led the Board of Directors to conclude that suspension of the quarterly dividend is prudent at this time. We are taking every action to best position Kingstone for the future and will continue to evaluate all options available to us in this regard."

As previously announced on May 6, 2022, the Company received a preliminary non-binding indication of interest from Griffin Highline Capital LLC ("Griffin Highline") with regard to an acquisition of all of the outstanding equity of the Company. On August 5, 2022, Kingstone received a final non-binding indication of interest from Griffin Highline and agreed to extend the previously executed exclusivity agreement to further pursue the proposal. That period of exclusivity has expired.

At this time, discussions with Griffin Highline are focused on a potential strategic transaction, rather than an outright acquisition of all outstanding equity of Kingstone. While no assurances can be given that a transaction of any kind will be consummated with Griffin Highline or any third party, the Kingstone Board of Directors is committed to acting in the best interests of the Company and all stockholders.

See "Forward-Looking Statements"

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended September 30, 2022	2021	% Change	Nine Months Ended September 30, 2022	2021	% Change
Direct written premiums[1]	$ 54,592	$ 48,865	11.7%	$ 147,354	$ 131,610	12.0%
Net written premiums[1]	$ 33,666	$ 41,642	-19.1%	$ 88,610	$ 109,756	-19.3%
Net premiums earned	$ 29,361	$ 36,803	-20.2%	$ 83,936	$ 106,829	-21.4%
Total ceding commission revenue	$ 4,886	$ (7)	na	$ 14,283	$ 37	38502.7%
Net investment income	$ 1,419	$ 1,677	-15.4%	$ 3,412	$ 5,138	-33.6%
Net (losses) gains on investments	$ (398)	$ 205	na	$ (9,313)	$ 5,480	na
U.S. GAAP Net loss	$ (3,998)	$ (10,618)	62.3%	$ (18,575)	$ (9,606)	-93.4%
U.S. GAAP Diluted loss per share	$ (0.38)	$ (1.01)	62.4%	$ (1.75)	$ (0.90)	-94.4%
Comprehensive loss	$ (7,982)	$ (11,539)	30.8%	$ (36,350)	$ (13,279)	-173.7%
Net operating loss[1]	$ (3,683)	$ (10,780)	65.8%	$ (11,217)	$ (13,935)	19.5%
Net operating loss[1] per share	$ (0.35)	$ (1.02)	65.7%	$ (1.05)	$ (1.31)	19.8%
Return on average equity (annualized)	-37.2%	-50.6%	13.4 pts	-43.2%	-15.0%	-28.2 pts
Net loss ratio	75.0%	97.1%	-22.1 pts	75.8%	74.0%	1.8 pts
Net underwriting expense ratio	36.9%	39.3%	-2.4 pts	37.2%	41.0%	-3.8 pts
Net combined ratio	111.9%	136.4%	-24.5 pts	113.0%	115.0%	-2.0 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	2.6 pts	33.1 pts	-30.5 pts	5 pts	11.5 pts	-6.5 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	109.3%	103.3%	6 pts	108.0%	103.5%	4.5 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2022 Third Quarter Financial Review

Net income (loss):

The loss during the three-month period ended September 30, 2022 was $4.0 million as compared to $10.6 million in the prior year period. The decrease in net loss in the latest three-month period is attributed to reduced catastrophe events compared to the prior year period, offset by $1.8 million of net unrealized losses on equity and other investments compared to $0.8 million in the prior year period.

Earnings (Loss) per share ("EPS"):

Kingstone reported a loss of $(0.38) per diluted share for the three months ended September 30, 2022, compared to $(1.01) per diluted share for the three months ended September 30, 2021. EPS for the three-month periods ended September 30, 2022 and 2021 was based on 10.6 million and 10.5 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned
Direct written premiums[1] for the third quarter of 2022 were $54.6 million, an increase of $5.7 million or 11.7% from $48.9 million in the prior year period. The increase is primarily attributable to a $5.3 million increase in premiums from our personal lines business and a $0.5 million increase in livery physical damage.

Net written premiums[1] decreased $7.9 million, or 19.2%, to $33.7 million during the three-month period ended September 30, 2022 from $41.6 million in the prior year period. The decrease was attributable to the inception of the 30% personal lines quota share on December 30, 2021 offset by growth in direct written premiums.

Net premiums earned for the quarter ended September 30, 2022 decreased 20.2% to $29.4 million, compared to $36.8 million for the quarter ended September 30, 2021. The decrease was attributable to the inception of the 30% personal lines quota share treaty on December 30, 2021.

Net Loss Ratio:

For the quarter ended September 30, 2022, the Company's net loss ratio was 75.0%, compared to 97.1% in the prior year period. The net loss ratio decrease from the prior year period was primarily due to a lower impact of catastrophe losses. There were only two minor wind events classified as catastrophes during the three months ended September 30, 2022. The catastrophe losses contributed 1.1 points to the loss ratio. This compares to a 33.1-point impact from catastrophe events from the prior year period, which had more significant named storms including Ida. Prior year development added 1.5 points to the current quarter's loss ratio compared to -0- points in the prior year quarter, driven by the volatility of liability claim settlements from the discontinued Commercial Liability line. The underlying loss ratio (loss ratio excluding the impact of catastrophe and prior year development) was 72.4% for the quarter, an increase of 8.4 points from the 64.0% in prior quarter period. The higher 2022 loss ratio was primarily due to a general increase in property claims severity, which is likely a result of recent climbing inflation.

Net Underwriting Expense Ratio:
For the quarter ended September 30, 2022, the net underwriting expense ratio was 36.9% as compared to 39.3% in the prior year period, a decrease of 2.4 percentage points. The decrease in the quarter was attributable to the inception of the 30% personal lines quota share treaty as well as only a modest increase in underwriting expenses.

____
[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $192.2 million at September 30, 2022 compared to $246.0 million at September 30, 2021. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 86.4% of total investments at September 30, 2022 and 77.3% at September 30, 2021. The Company's effective duration on its fixed-income portfolio is 4.8 years.

Net investment income decreased to $1.4 million for the third quarter of 2022 from $1.7 million in the prior year period following the fixed income realignment designed to improve credit quality in the 3rd and 4th quarters of 2021 and higher manager and custodial investment expenses.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax

As of September 30, 2022, AOCI was a loss of $(16.0) million compared to income of $6.2 million at September 30, 2021. The decrease in AOCI at September 30, 2022 of $22.2 million as compared to September 30, 2021 is attributable to the increase in interest rates most notably occurring in Q1 through Q3 2022.

Share Repurchase Program

The Company announced a share repurchase program in March 2021. During the three months ended September 30, 2022, the Company did not repurchase any shares.

Book Value

The Company's book value per share at September 30, 2022 was $3.65, a decline of 50.9% compared to $7.43 at September 30, 2021.

	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21
Book Value Per Share	$ 3.65	$ 4.42	$ 5.50	$ 7.22	$ 7.43
% Increase from specified period to 9/30/22		*-17.4%*	*-33.6%*	*-49.4%*	*-50.9%*

Adjusted Book Value Per Share[1]

The Company's adjusted book value per share at September 30, 2022 was $5.15, a decline of 24.8% compared to $6.85 at September 30, 2021.

	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21
Adjusted Book Value Per Share[1]	$ 5.15	$ 5.55	$ 6.06	$ 7.05	$ 6.85
% Increase from specified period to 9/30/22		*-7.2%*	*-15.0%*	*-27.0%*	*-24.8%*

____

[1] This measure is not based on GAAP and is defined and reconciled below to the most directly comparable GAAP measure.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Tuesday, November 15, 2022, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

[Kingstone Companies Third Quarter Financial Results Webcast]

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Adjusted book value per share - is book value per share excluding the impact of accumulated other comprehensive income (loss) or AOCI. Management uses adjusted book value per share to evaluate the results to exclude the impact of interest rate changes on our fixed income portfolio.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
(000's except percentages)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$54,592	$48,865	$ 5,727	11.7 %	$147,354	$131,610	$ 15,744	12.0 %
Ceded written premiums	(20,925)	(7,224)	(13,701)	189.7	(58,744)	(21,854)	(36,890)	168.8
Net written premiums	33,666	41,642	(7,974)	(19.1) %	88,610	109,756	(21,146)	(19.3) %
Change in unearned premiums	(4,305)	(4,838)	533	(11.0)	(4,674)	(2,927)	(1,747)	na
Net premiums earned	**$29,361**	**$36,803**	**$ (7,441)**	**(20.2) %**	**$ 83,936**	**$106,829**	**$ (22,894)**	**(21.4) %**

(Components may not sum due to rounding)

The following table reconciles net operating loss to net loss for the periods indicated:

(000's except per common share amounts)	For the Three Months Ended				For the Nine Months Ended			
	September 30, 2022		September 30, 2021		September 30, 2022		September 30, 2021	
	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share
Net Loss and Diluted Loss per Common Share Reconciliation:								
Net loss	**$ (3,998)**	**$ (0.38)**	**$ (10,618)**	**$ (1.01)**	**$ (18,575)**	**$ (1.75)**	**$ (9,606)**	**$ (0.90)**
Net realized loss (gain) on investments	398		(205)		9,313		(5,480)	
Less tax benefit (expense) on net realized loss (gain)	84		(43)		1,956		(1,151)	
Net realized loss (gain) on investments, net of taxes	314	**$ 0.03**	(162)	**$ (0.02)**	7,357	**$ 0.69**	(4,329)	**$ (0.41)**
Net operating loss	**$ (3,683)**	**$ (0.35)**	**$ (10,780)**	**$ (1.02)**	**$ (11,219)**	**$ (1.05)**	**$ (13,935)**	**$ (1.31)**
Weighted average diluted shares outstanding	10,645,675		10,523,515		10,640,290		10,622,988	

(Components may not sum due to rounding)

The following table reconciles adjusted book value to book value as of the dates indicated:

	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21
Book Value Per Share	$ 3.65	$ 4.42	$ 5.50	$ 7.22	$ 7.43
Acccumulated other comprehensive income (loss)	$(15,978,570)	$(11,994,258)	$(5,964,578)	$1,796,739	$6,206,680
Weighted average diluted shares outstanding	10,645,675	10,637,553	10,630,450	10,587,912	10,622,988
Accumulated other comprehensive income (loss) per common share	$ (1.50)	$ (1.13)	$ (0.56)	$ 0.17	$ 0.58
Adjusted Book Value Per Share	$ 5.15	$ 5.55	$ 6.06	$ 7.05	$ 6.85

(Components may not sum due to rounding)

The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2022	2021	Percentage Point Change		2022	2021	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:								
Net Combined Ratio Excluding Catastrophes and Prior Year Development	**109.3%**	**103.3%**	**6.0**	**pts**	**108.0%**	**103.5%**	**4.5**	**pts**
Effect of catastrophe losses and prior year development								
Catastrophe losses	1.1%	33.1%	(32.0)	pts	4.1%	11.5%	(7.4)	pts
Prior year development	1.5%	0.0%	1.5	pts	0.9%	0.0%	0.9	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	2.6%	33.1%	(30.5)	pts	5.0%	11.5%	(6.5)	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	2.6%	33.1%	(30.5)	pts	5.0%	11.5%	(6.5)	pts
Net combined ratio	**111.9%**	**136.4%**	**(24.5)**	**pts**	**113.0%**	**115.0%**	**(2.0)**	**pts**

The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2022	2021	Percentage Point Change		2022	2021	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes Reconciliation:								
Net Combined Ratio Excluding Catastrophes	**110.8%**	**103.3%**	**7.5**	**pts**	**108.9%**	**103.5%**	**5.4**	**pts**
Catastrophe losses	1.1%	33.1%	(32.0)	pts	4.1%	11.5%	(7.4)	pts
Net combined ratio	**111.9%**	**136.4%**	**(24.5)**	**pts**	**113.0%**	**115.0%**	**(2.0)**	**pts**

The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2022	2021	2022	2021
Gross premiums written:				
Personal lines(3)	$ 51,242,544	$ 45,984,939	$ 138,197,960	$ 124,593,302
Livery physical damage	3,309,845	2,813,571	9,036,713	6,836,999
Other(1)	39,162	66,659	119,238	180,485
Total without commercial lines	54,591,551	48,865,169	147,353,911	131,610,786
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total gross premiums written	$ 54,591,551	$ 48,865,169	$ 147,353,911	$ 131,609,930
Net premiums written:				
Personal lines(3)	$ 30,327,951	$ 38,762,235	$ 79,487,201	$ 102,741,368
Livery physical damage	3,309,845	2,813,571	9,036,713	6,836,999
Other(1)	28,374	65,837	86,224	178,021
Total without commercial lines	33,666,170	41,641,643	88,610,138	109,756,388
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total net premiums written	$ 33,666,170	$ 41,641,643	$ 88,610,138	$ 109,755,532
Net premiums earned:				
Personal lines(3)	$ 26,407,939	$ 34,715,708	$ 75,747,009	$ 101,054,415
Livery physical damage	2,920,335	2,028,786	8,082,173	5,598,605
Other(1)	32,702	58,757	107,242	176,731
Total without commercial lines	29,360,976	36,803,251	83,936,424	106,829,751
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total net premiums earned	$ 29,360,976	$ 36,803,251	$ 83,936,424	$ 106,828,895
Net loss and loss adjustment expenses(4):				
Personal lines	$ 19,512,893	$ 32,958,728	$ 56,296,473	$ 72,353,668
Livery physical damage	1,716,383	1,766,989	3,727,175	3,469,465
Other(1)	9,494	180,995	(14,873)	434,816
Unallocated loss adjustment expenses	126,560	867,675	2,870,115	2,783,547
Total without commercial lines	21,365,330	35,774,387	62,878,890	79,041,496
Commercial lines (in run-off effective July 2019)(2)	662,186	(34,152)	745,865	18,621
Total net loss and loss adjustment expenses	$ 22,027,516	$ 35,740,235	$ 63,624,755	$ 79,060,117
Net loss ratio(4):				
Personal lines	73.9%	94.9%	74.3%	71.6%
Livery physical damage	58.8%	87.1%	46.1%	62.0%
Other(1)	29.0%	308.0%	-13.9%	246.0%
Total without commercial lines	72.8%	97.2%	74.9%	74.0%
Commercial lines (in run-off effective July 2019)(2)	na	na	na	na
Total	75.0%	97.1%	75.8%	74.0%

1. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3. See discussion with regard to "Direct Written Premiums, Net Written Premiums and Net Premiums Earned" above.
4. See discussions above with regard to "Net Loss Ratio".

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2022	2021	2022	2021
Revenues				
Net premiums earned	$ 29,360,976	$ 36,803,251	$ 83,936,424	$ 106,828,895
Ceding commission revenue	4,886,094	(7,276)	14,283,077	37,400
Net investment income	1,418,521	1,676,596	3,411,946	5,137,867
Net (losses) gains on investments	(397,658)	204,534	(9,313,436)	5,480,202
Other income	269,702	280,869	750,169	577,261
Total revenues	35,537,635	38,957,974	93,068,180	118,061,625
Expenses				
Loss and loss adjustment expenses	22,027,516	35,740,235	63,624,755	79,060,117
Commission expense	8,702,190	8,201,935	25,534,307	24,711,115
Other underwriting expenses	7,276,101	6,562,743	20,717,047	19,722,705
Other operating expenses	809,597	855,499	2,357,367	3,141,077
Depreciation and amortization	824,975	820,091	2,472,348	2,480,085
Interest expense	456,545	456,545	1,369,635	1,369,635
Total expenses	40,096,924	52,637,048	116,075,459	130,484,734
Loss from operations before taxes	(4,559,289)	(13,679,074)	(23,007,279)	(12,423,109)
Income tax benefit	(561,668)	(3,060,809)	(4,432,507)	(2,817,108)
Net loss	(3,997,621)	(10,618,265)	(18,574,772)	(9,606,001)
Other comprehensive loss, net of tax				
Gross change in unrealized losses on available-for-sale-securities	(5,047,679)	(829,298)	(22,556,319)	(3,578,413)
Reclassification adjustment for losses (gains) included in net loss	4,247	(335,668)	55,927	(1,071,439)
Net change in unrealized losses	(5,043,432)	(1,164,966)	(22,500,392)	(4,649,852)
Income tax benefit related to items of other comprehensive loss	1,059,120	244,643	4,725,083	976,470
Other comprehensive loss, net of tax	(3,984,312)	(920,323)	(17,775,309)	(3,673,382)
Comprehensive loss	$ (7,981,933)	$ (11,538,588)	$ (36,350,081)	$ (13,279,383)
Loss per common share:				
Basic	$ (0.38)	$ (1.01)	$ (1.75)	$ (0.90)
Diluted	$ (0.38)	$ (1.01)	$ (1.75)	$ (0.90)
Weighted average common shares outstanding				
Basic	10,645,675	10,523,515	10,640,290	10,622,988
Diluted	10,645,675	10,523,515	10,640,290	10,622,988
Dividends declared and paid per common share	$ 0.04	$ 0.04	$ 0.12	$ 0.12

Condensed Consolidated Balance Sheets

	September 30 2022	December 31, 2021
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $6,913,536 at September 30, 2022 and $8,753,159 at December 31, 2021)	$ 7,767,183	$8,266,334
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $165,534,467 at September 30, 2022 and $155,808,478 at December 31, 2021)	145,305,707	158,080,110
Equity securities, at fair value (cost of $26,776,016 at September 30, 2022 and $37,470,669 at December 31, 2021)	21,468,446	39,687,002
Other investments	2,576,272	7,561,415
Total investments	177,117,608	213,594,861
Cash and cash equivalents	15,111,206	24,290,598
Premiums receivable, net	12,891,464	12,318,336
Reinsurance receivables, net	59,365,937	40,292,438
Deferred policy acquisition costs	23,205,684	22,238,987
Intangible assets	500,000	500,000
Property and equipment, net	10,161,507	9,291,597
Deferred income taxes, net	8,856,948	192,253
Other assets	8,497,592	8,593,205
Total assets	$ 315,707,946	$ 331,312,275
Liabilities		
Loss and loss adjustment expense reserves	$ 106,928,898	$94,948,745
Unearned premiums	103,789,380	97,759,607
Advance premiums	6,627,275	2,693,466
Reinsurance balances payable	11,475,247	12,961,568
Deferred ceding commission revenue	10,320,370	9,748,508
Accounts payable, accrued expenses and other liabilities	7,740,737	7,704,396
Debt, net	29,955,926	29,823,791
Total liabilities	276,837,833	255,640,081
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,117,081 shares at September 30, 2022 and 11,955,660 shares at December 31, 2021; outstanding 10,645,675 shares at September 30, 2022 and 10,484,254 shares at December 31, 2021	121,171	119,557
Capital in excess of par	73,290,935	72,467,483
Accumulated other comprehensive income	(15,978,570)	1,796,739
(Accumulated deficit) retained earnings	(12,995,942)	6,855,896
	44,437,594	81,239,675
Treasury stock, at cost, 1,471,406 shares at September 30, 2022 and December 31, 2021	(5,567,481)	(5,567,481)
Total stockholders' equity	38,870,113	75,672,194
Total liabilities and stockholders' equity	$ 315,707,946	$ 331,312,275

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under "Factors That May Affect Future Results and Financial Condition" and Part I, Item 2 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2022 to be filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

- We will need to refinance the $30 million 5.5% senior unsecured notes that become due on December 30, 2022, either through (a) new debt or equity financing that will provide the funds necessary, together with available cash, to pay the notes in full at maturity, (b) our entering into arrangements with holders of the notes to exchange their notes for new debt and/or equity securities of Kingstone or (c) a combination of (a) and (b). No assurance can be given that we will be successful in this regard.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Richard Swartz
Investor Relations Contact
(813) 838-0703